Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 of Compass Energy Holdings, Inc. of our report dated February 24, 2010, on the financial statements of Compass Energy Holdings, Inc. for the periods ended November 30, 2009 and for the period August 7, 2009 (inception) to November 30, 2009, included on Form S-1, herein, and to the reference to our firm under the heading “Experts” in the prospectus.

Berman & Company, P.A. Certified Public Accountants

Boca Raton, Florida May 21, 2010

551 NW 77ch Street Suite 107 • Boca Racon, FL 33487
Phone: (561) 864-4444 • Fax: (561) 892-3715
www.bermanqpa5.com • info@bermancpas.com
Registered With the PCAOB • Member AlCPA Center for Audit Quality
Member American Institute of Certified Public Accountants
MembeT Florida Institute of Certified Public Accountants